Exhibit 10.22

FIRST AMENDMENT

TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Fifth Amended and Restated Credit Agreement (this “Amendment”), dated as of January 4, 2019, is made by and among Parsons Corporation, a Delaware corporation (“Borrower”), the Banks party to the Credit Agreement referred to below and MUFG Bank Ltd. (under its previous name “The Bank of Tokyo Mitsubishi UFJ, Ltd.”), as administrative agent for the Banks (the “Administrative Agent”).

Recitals

This Amendment is made with reference to the following facts:

A. Borrower, MUFG Bank, Ltd. (under its previous name “The Bank of Tokyo Mitsubishi UFJ, Ltd.”), as the Administrative Agent and as swing line lender, and the other banks named therein are party to the Fifth Amended and Restated Credit Agreement dated as of November 15, 2017 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement, and the rules of interpretation set forth in Section 1.4 of the Credit Agreement are incorporated herein by reference.

B. Subject to the terms and conditions set forth herein, the parties to the Credit Agreement have agreed to amend the Credit Agreement as set forth below.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Administrative Agent and the Banks agree as follows:

1. AMENDMENT OF CREDIT AGREEMENT

1.1 Section 1.1 (Terms) Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in the appropriate alphabetical location therein:

“Asset Disposition” means any Transfer except: (a) any Transfer from a Subsidiary to the Borrower or a Wholly-Owned Subsidiary and any Transfer from the Borrower to a Wholly-Owned Subsidiary, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default shall exist; and (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Borrower or any of its Subsidiaries or that is obsolete.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Borrower or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Senior Debt of the Borrower (other than Senior Debt owing to any of its Subsidiaries or any Affiliate and Senior Debt in respect of any revolving credit or similar credit facility providing the Borrower with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt).

“First Amendment Effective Date” means the date on which the First Amendment to Fifth Amended and Restated Credit Agreement dated as of January 4, 2019 among Borrower, the Administrative Agent and the Banks became effective.

“Net Proceeds Amount” means, with respect to any Transfer of any asset by the Borrower or any Subsidiary thereof, an amount equal to the difference of (a) the aggregate amount of consideration (valued at the Fair Market Value thereof by the Borrower or such Subsidiary in good faith) received by the Borrower or Subsidiary in respect of such Transfer, minus (b) all applicable taxes and all ordinary and reasonable out-of-pocket costs and expenses actually incurred by the Borrower or Subsidiary in connection with such Transfer.

“Property Reinvestment Application” means, with respect to any Asset Disposition, the application of the Net Proceeds Amount (or a portion thereof) with respect to such Asset Disposition to the acquisition by the Borrower or any Subsidiary of fixed or capital assets of the Borrower or any Subsidiary to be used in the business of such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Senior Debt” means any Debt of Borrower other than Debt that is in any manner subordinated in right of payment or security in any respect to the Debt evidenced by this Agreement and the Notes.

“Term Loan Agreement” means the Term Loan Agreement dated as of January 4, 2019 among the Borrower, MUFG Union Bank, N.A., as administrative agent, and the other financial institutions party thereto, including any refinancing or replacement thereof from time to time.

“Transfer” means, with respect to any Person, any transaction (including by merger, consolidation or disposition of all or substantially all of the assets of such Person) in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including Subsidiary equity interests. “Transfer” shall also include the creation of minority interests in connection with any merger or consolidation involving a Subsidiary if the resulting entity is owned, directly or indirectly, by the Borrower in a proportion less than the proportion of ownership of such Subsidiary by the Borrower immediately preceding such merger or consolidation.

1.2 Section 1.1 (Terms). The definition of “Permitted Private Placement Debt” in Section 1.1 of the Credit Agreement is amended by amending and restating clause (e) of that definition to read as follows:

(e) the maturity date of all such Debt is no earlier than the date that is one year after the date referenced in clause (a) of the definition of “Maturity Date”, provided that up to $50,000,000 of such Debt may mature on or after July 15, 2021.

1.3 Section 1.2 (Accounting Terms). Section 1.2(b) of the Credit Agreement is amended by adding a new sentence at the conclusion of such Section, to read as follows:

For the avoidance of doubt, the implementation of Accounting Standards Update No. 2016-02, Leases, shall constitute a change in GAAP for purposes of this Section 1.2(b).

1.4 New Section 1.6 (Divisions). A new Section 1.6 is added to the Credit Agreement, to read as follows:

1.6 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first day of its existence by the holders of its equity interests at such time.

1.5 Section 6.2 (Certificates, Notices and Other Information) Section 6.2 of the Credit Agreement is amended by (i) deleting the word “and” at the end of Section 6.2(e) and (ii) amending and restating Section 7.2(f) in its entirety and adding a new Section 7.2(g), so as to read as follows:

(f) promptly after request, such information and documentation as reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(g) promptly after request, such other information respecting the condition, financial or otherwise, or operations of Borrower and its Subsidiaries as the Administrative Agent or any Bank (through the Administrative Agent) may reasonably request.

1.6 Section 6.4 (Covenant to Secure Obligations Equally) Section 6.4 of the Credit Agreement is amended and restated in its entirety to read as follows:

6.4 Covenant to Secure Obligations Equally. If Borrower or any Subsidiary shall create or assume any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 7.1 (unless prior written consent to the creation or assumption thereof shall have been obtained from the Requisite Banks), make or cause to be made effective a provision whereby the Guaranteed Obligations will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured; provided that, (a) notwithstanding the foregoing, this covenant shall not be construed as a consent by the Banks to any creation or assumption of any such Lien not permitted by the provisions of Section 7.1, and (b) other than (i) the Term Loan Agreement, (ii) any agreements pursuant to which any Permitted Private Placement Debt is issued and (iii) any agreements pursuant to which any Debt permitted pursuant to Section 7.2(j) is issued (so long as, in the case of the agreements referenced in this clause (iii), such prohibitions are no more restrictive than the corresponding provisions of this Agreement), neither Borrower nor any of its Subsidiaries shall be a party to any agreement prohibiting, or amend any agreement to prohibit, the creation or assumption of any Lien in favor of the Administrative Agent, any Issuing Bank or any Bank upon its Property, whether now owned or hereafter acquired.

1.7 Section 7.1 (Lien Restrictions). Section 7.1(n) of the Credit Agreement is amended and restated in its entirety to read as follows:

(n) Liens on the capital stock of foreign Subsidiaries granted to (i) the holders of the “Guaranteed Obligations” under the Term Loan Agreement (or an agent or representative for the benefit of such holders) to secure the repayment of such “Guaranteed Obligations,” (ii) the holders of Permitted Private Placement Debt (or an agent or representative for the benefit of such holders) to secure the repayment of such Permitted Private Placement Debt and (iii) the holders of any Debt permitted pursuant to Section 7.2(j) (or an agent or representative for the benefit of such holders) to secure the repayment of such Debt; provided that the Administrative Agent, for the benefit of the Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks, holds a Lien on the same capital stock and the priority of the Lien on such capital stock held by the Administrative Agent is senior to or pari passu with the Lien of such holders and the priority thereof is governed by an intercreditor agreement in form and substance satisfactory to the Administrative Agent; and

1.8 Section 7.2 (Debt). Section 7.2 of the Credit Agreement is amended by amending and restating Section 7.2(i) in its entirety and adding a new Section 7.2(j), so as to read as follows:

(i) the “Guaranteed Obligations” under the Term Loan Agreement, provided that the “Outstanding Obligations” thereunder do not exceed $150,000,000 in principal amount outstanding at any time, and any guaranty thereof made by any Guarantor Subsidiary in favor of the holders of such “Guaranteed Obligations”; and

(j) Debt not otherwise permitted under clauses (a) through (i) above in a principal amount not to exceed $150,000,000 outstanding at any time that is either secured (as permitted under Section 7.1) or unsecured and any guaranty thereof made by any Guarantor Subsidiary in favor of the holders of such Debt.

1.9 Section 7.4 (Merger and Sale of Assets). Section 7.4 of the Credit Agreement is amended and restated in its entirety to read as follows:

7.4 Merger and Sale of Assets. Merge with or into or consolidate with, or permit any of its Subsidiaries to merge with or into or consolidate with, any other Person, or sell, lease, transfer or otherwise dispose of any assets if the book value or Fair Market Value (whichever is greater) of all Asset Dispositions by Borrower and its Subsidiaries in any 12-month period exceeds 10% of Consolidated Equity, calculated as of the end of the most recently ended fiscal quarter, except that:

(a) any Subsidiary may merge with Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any domestic Wholly-Owned Subsidiary other than a Non-Guarantor Subsidiary, except that a Non-Guarantor Subsidiary may merge with or into another Non-Guarantor Subsidiary, and provided that such domestic Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or a domestic Wholly-Owned Subsidiary other than a Non-Guarantor Subsidiary;

(c) Borrower or any Subsidiary may dispose of (i) any assets which in the good faith judgment of Borrower are obsolete or otherwise unproductive or (ii) any permitted investment of the type set forth in Section 7.3(a) or (l);

(d) Borrower may merge with another domestic corporation so long as Borrower is the surviving corporation, no Default or Event of Default exists or would result after giving effect to the completion of such merger and such merger would otherwise qualify as a Permitted Acquisition; and

(e) Dispositions of notes and accounts receivable permitted pursuant to Section 7.5 shall be permitted.

If the Net Proceeds Amount for any Transfer is, within 365 days after such Transfer, (i) applied to a Debt Prepayment Application, (ii) applied to or would otherwise constitute a Property Reinvestment Application or (iii) applied to any combination of the foregoing clauses (i) and (ii), then such Transfer, for the purpose of determining compliance with this Section 7.4, shall be deemed not to be an Asset Disposition.

1.10 New Section 10.29. A new Section 10.29 is added to the Credit Agreement, to read as follows:

10.29 Certain ERISA Matters.

(a) Each Bank represents and warrants, as of the date such Person became a Bank party hereto (or, if later, the First Amendment Effective Date), to, and covenants, from such to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfy the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless either sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further represents and warrants, as of the date such Person became a Bank party hereto (or, if later, the First Amendment Effective Date), to, and covenants, from such date to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

2. CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

2.1 Documentation.

(a) The Administrative Agent shall have received this Amendment, duly executed by Borrower and the Requisite Banks;

(b) The Administrative Agent shall have received a Consent to this Amendment from the Guarantor Subsidiaries, in the form of Annex 1 hereto;

(c) The Administrative Agent shall have received such additional agreements, certificates, reports, approvals, instruments, documents, consents and/or reaffirmations as the Administrative Agent may reasonably request; and

(d) If the Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower or such Guarantor.

2.2 Representations and Warranties. All of Borrower’s representations and warranties contained herein shall be true and correct on and as of the date of execution hereof, and no Event of Default shall have occurred and be continuing under the Credit Agreement or any of the other Loan Documents, as modified hereby.

3. REPRESENTATIONS AND WARRANTIES. Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by Borrower in the Credit Agreement and the other Loan Documents, except to the extent such representations and warranties specifically relate to an earlier date.

4. MISCELLANEOUS

4.1 Costs and Expenses. In addition to the Obligations of Borrower under the Credit Agreement, Borrower agrees to pay all costs and expenses (including reasonable attorneys’ fees) expended or incurred by the Administrative Agent in connection with the negotiation, documentation and preparation of this Amendment and any other documents executed in connection herewith, and in carrying out the terms of this Amendment, whether incurred before or after the effective date hereof.

4.2 Integration. The Loan Documents, including this Amendment and the documents, instruments and agreements executed in connection herewith, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations, discussions and correspondence.

4.3 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail shall also deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

4.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

4.5 Non-Impairment of Loan Documents. On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Credit Agreement. Except as expressly provided in this Amendment, all provisions of the Loan Documents shall remain in full force and effect, and the Banks and the Administrative Agent shall continue to have all of their rights and remedies under the Loan Documents.

4.6 References to the Loan Documents. This Amendment shall constitute a Loan Document. Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.

PARSONS CORPORATION

By:	/s/ Shelley D. Green
Name:	Shelley D. Green
Title:	Vice President-Treasury and Risk Management

MUFG BANK, LTD., as the Administrative Agent

By:	/s/ Katie Cunningham
Name:	Katie Cunningham
Title:	Director

MUFG BANK, LTD., as a Bank

By:	/s/ Katie Cunningham
Name:	Katie Cunningham
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Mark B. Felker
Name:	Mark B. Felker
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ Ling Li
Name:	Ling Li
Title:	Executive Director

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Glenn Leyrer
Name:	Glenn Leyrer
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Bank

By:	/s/ Katsuyuki Kubo
Name:	Katsuyuki Kubo
Title:	Managing Director

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Mokesh Singh
Name:	Mokesh Sngh
Title:	Director

BNP PARIBAS, as a Bank

By:	/s/ Pierre Nicholas Rogers
Name:	Pierre Nicholas Rogers
Title:	Managing Director

By:	/s/ Andrew W. Stuart
Name:	Andrew W. Stuart
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Michael Grad
Name:	Michael Grad
Title:	Director